Exhibit 99.1

HEALTH ENHANCEMENT PRODUCTS, INC.

AUGUST 21, 2013

PRESIDENT’S REPORT TO SHAREHOLDERS

Forward Looking Statements:  This Letter contains forward-looking statements that involve risks and uncertainties. These statements reflect the Company’s future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements.  These statements may be identified by the use of the words “anticipate,” “expect,” “estimate,” “intend,” “believe,” and similar expressions.  The Company’s actual results could differ materially from those discussed in these statements.  Factors that could contribute to these differences include, but are not limited to, those discussed below and elsewhere in this document. This is not a solicitation for investment and is presented for information purposes only.

Good morning and thank you to those shareholders who made the trip to be here in person, and to those on the call-in line. I’d also like to welcome our board of directors, senior staff and consultants in attendance or online today. My name is Andrew Dahl, and I presently serve as president and chief executive officer of Health Enhancement Products, Inc.

In the year since our last shareholder meeting, the Company has undergone a significant transformation, some of it due to necessity and some the result of a consistent effort to extract value from what was placed before us.  We’ve succeeded in trimming operating costs to focus more resources on R&D and we’ve had some success with the bioactive compounds present in the Company’s proprietary algae culture, which I’ll address in more detail shortly. More importantly, we’ve broadened the Company’s scope, applied our resources to a a wider range of opportunities and leveraged some of the knowledge we’ve gained over the last couple of years to improve our position relative to our target markets, potential partners and the investment community.

As many of you know, in January of 2012, shortly after Philip Rice and I took over as managers, HEPI changed its business model from purveyor of a single algae-infused water product to a research-based licensor of intellectual property, embodied in the bioactive compounds present in its proprietary algal cultures. All future income emanating from this specific intellectual property will be largely derived from licensing those compounds to larger, well-established brand names as well as scientific and technical services we propose to furnish in support of our licensees.

In order to attract those potential licensees and to extract the maximum potential earning power from these licenses and partnerships, it is critical that HEPI take steps to fully validate the value of our technology. In our case, that means developing and implementing rigorous clinical to substantiate any claims made. Therefore, our primary activity is creating and executing these scientific studies to build a dataset of compelling, irrefutable results. It is only when we have these results in hand can we approach a pharmaceutical company, a nutrition company or a food ingredient producer with the prospect of establishing a successful business relationship. Any setbacks in the research itself or in funding that research, delays the opportunity to offer a license.

These studies require capital. Recently, the pace of capital funding has allowed us to move on several fronts simultaneously, with positive results to show for it.

I would like to dive into the details of what we’re doing and the status of various initiatives since the January 2013 report to shareholders:

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As announced previously, an in vitro study utilizing primary bovine mammary epithelial cells at the University of Wisconsin Madison that began in late December of 2012 has yielded results that we believe are consistent, repeatable and credible. Those results were delivered to the Company, assessed and compiled in late June of this year. We’ve presented those results to a potential development partner. As a backup, we are currently repeating those same tests yet again for the third time

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RNA samples extracted from those same tests at the University of Wisconsin – Madison were processed to determine what specific genes are being activated or suppressed. A state-of-the art genetic activation test (“gene chip”) to quickly identify various genetic signals modulated by the bioactive compound(s) in a bovine model has been completed by GeneMarkers LLC. The results have been assessed and analyzed using a unique, proprietary genetic analytics program created by Advaita that has provided insights into how our test samples work in a bovine genetic model. This has also been presented to a potential development partner.

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Also, we are attempting to measure direct anti-microbial activity of our bioactive compounds by inoculating these same bovine epithelial cells with infective pathogens responsible for mastitis. This particular initiative has taken much longer than expected, simply because the most potent of these infective agents, mycoplasma, is very difficult to grow in laboratory conditions. From what we know, there is no direct, effective treatment for a mycoplasma infection. We are expecting results in the next few weeks

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The scheduled in vivo testing in beef cattle to determine efficacy in addressing bovine respiratory disease complex, also known as shipping fever, has been put on hold until we close additional funding.

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We have moved forward on isolation and analysis of the bioactive compounds that includes new, non-saline chemical extraction methods and a molecular weight cut-off approach that allows the refined algal suspension to be segregated into different molecular weight categories without altering the bioactive compound(s) present with reagents or solvents. Contracts were executed with MRI Global, a contract research organization and a private laboratory to conduct these experiments. The isolated samples have been tested in both the bovine and human anti-inflammatory in vitro models, and shown to be positive. Therefore, we are reasonably sure that we have now identified the class of bioactive compound, and are running additional confirmatory tests. However, we have moved forward with preliminary marketing and compliance, now that we have this information in hand

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A reliable human inflammatory model for in vitro testing has been conducted at Southern Research, a research consortium based in Atlanta, Georgia, with positive results. This will likely become a screening tool for each batch of new product

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Our canine osteoarthritis study conducted at Covance has yielded results which show activation of certain macrophages, but it’s only one part of the total picture. Therefore, our newly-appointed director of research & development, Dr. Amy Steffek, has moved forward with studies to test joint tissue response to our bioactives at the University of Missouri, an ex vivo canine blood test at Covance, and an in vivo study in coordination with Dr. Robert Ovrebo, our animal health consultant. Results of these tests are expected to round out the dataset for this particular animal health application

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And finally, the isolation of various components in our proprietary algal culture has been an unqualified success. Again, the schedule stretched out, and we’ve had to postpone the human safety study, but we’ve established on a small scale a single-specie culturing process that appears to be commercially viable

The importance of our April 2013 announcement regarding the production breakthrough didn’t resonate with our intended audiences to the extent we expected. As I’m sure many of you will remember, the original algal culture was costly to produce and nearly impossible to scale up. It was not a viable product for a variety of reasons, but most importantly was scaling production to commercial levels. Dr. Barry Rosen spent months isolating algae strains, testing different grow cycles and the samples created from those experiments were then validated by researchers at the University of Wisconsin-Madison, Southern Research and Covance. We are now, on a small scale, able to produce bioactive compounds with a much-simplified and commercially viable process.

That means we will be able to actually offer a product, or the method of producing that product profitably, to our potential licensees, where it wasn’t possible before. And, that’s also why we entered into an agreement with the Arizona Center for Algae Technology and Innovation to begin the scale-up work and cGMP protocols necessary to enter commercial production. As of today, the scale-up assessment is going quite well. We will not announce our specie strain and the specific production process until patent applications and/or other intellectual property protections are in place. Suffice it to say, we have not only scientific data in hand, but we’re quickly developing the means to produce the algal biomass, and therefore the natural bioactives, in a commercially viable manner.

In order to keep our options open, and to create the greatest number of potential licenses, we developed a product platform strategy for the bioactives, as you can see on the screen. In essence, there are three variations of the product we can offer – the algal biomass itself, primarily for animal applications; a crude extract of those bioactive compounds; and, a highly-refined, concentrated and sterile suspension of the bioactive compounds. These are all considered natural products. I’ll discuss the fourth, synthetic applications, later. Each of these three natural product variations can be targeted toward human or animal applications. In some applications, such as companion animal dietary supplement ingredient, we are ready to negotiate a license today. A potential licensee can, after integrating our ingredient into their production flow, execute a market launch in a matter of months, if they so choose. The pace is set by our licensees.

As I stated earlier, moving forward HEPI expect to be a licensor of intellectual property. Therefore, we are not in a position to produce our own proprietary algal biomass on the scale that our largest customers may demand – what we will provide are the algae culture and the proprietary method to produce biomass and extract bioactives. The capital requirements to scale up production are significant – easily $30 million or more just to get started. Further, we would like to keep our proprietary algae strains and our production methodology as trade secrets for as long as possible. And thirdly, if HEPI were to raise $30 million to develop a production capability, we might expect our shareholders to object to that level of dilution and execution risk. We can, of course, partner with larger algae producers or contract them to produce and deliver on our behalf. But then, we’re subject to that contractor’s expertise, financial stability and capacity. And, I might add, most of them are overseas.

Alternately, we can create our own, affiliated contract grower and processor, which in turn fulfills the supply deals we execute with our customers, as described in the January 2013 report to shareholders. Zivo Biologic has been organized as a private Delaware C Corp initially wholly-owned by HEPI, which is now actively pursuing funding under the direction of Brian Young, our former board member. HEPI will retain a significant ownership stake in Zivo, a place on the Zivo board of directors and a significant royalty guarantee, at such time as Mr. Young attracts funding from outside investors. In so doing, HEPI endeavors to secure access to the production capacity it needs and may realize an income stream not possible otherwise. As stated a few moments earlier, our alternative would be to contract outside growers and manage that process remotely, which is also a viable approach, albeit not as economically compelling to us.

Our target customers are the largest international food companies and processors. They’re not interested in producing our ingredients internally, even if they acquire a license from us to integrate our offering into their finished products. However, some of our target customers are acquiring producers that have already scaled up algae production and are delivering product. It is then entirely within the realm of possibility that one of our customers may in fact acquire a HEPI-licensed grower/processor of our product once that operation is up and running. Food for thought.

What HEPI will invest in directly is the R&D Center concept we presented to shareholders last year. Since that time, we have been actively pursuing non-dilutive debt financing, loans and grants to secure a lab and staff it with scientists and technical personal to make our intellectual property more valuable and accessible to potential licensees and to expand the potential number of licenses. . At this juncture, HEPI relies entirely on outside researchers, universities and private labs. We have little choice but to accommodate their work schedules, priorities and cost structures, and it is an intensely time-consuming management priority for a permanent staff of 2 and a handful of part-time consultants. At any given time, we have more than a dozen experiments, analyses or trials underway. The R&D Center would allow us to pull in some of that work, speed it up, streamline and manage it more closely. More importantly, we would be able to address market opportunities or strategic relationships more rapidly and with a much greater degree of certainty regarding the desired outcome and timing.

The focus of the R&D Center is to make our algal biomass, the crude extract or the refined natural bioactives more compatible with our licensees’ finished nutrition products – not a small task, when you consider that we’ll attempt to create a hundred or more such licensable applications over the next few years. The focus is on food science and food processing, for both animal and human use. We will still rely on our partnership with Arizona Center for Algae Technology and Innovation for culture optimization, algal production scale-up and process optimization, as they will be focused on continuous improvement and new production and extraction technologies for the algae itself, while we concentrate on introducing it into foods and beverages.

I’ve now referenced the Arizona Center for Algae Technology and Innovation several times. Our partnership with this entity, AzCATI for short, has allowed us to shut down HEPI’s grow facility and Scottsdale and save us hundreds of thousands in overhead. Although we had originally intended to move and modernize, our financial modeling and assessment of internal capabilities pointed us in a different direction.  HEPI’s prized cultures are instead housed in a new, state of the art AzCATI facility on the Tempe campus of Arizona State University, cared for by PhDs, technicians and grad students with a specific expertise in this area, and access to everything from post-doctoral researchers to the best labs and equipment available. Further, with dedicated hands-on expertise in algae culturing and scale-up, AzCATI is fully capable of propelling our production to commercial viability. The capital previously committed to keeping the Scottsdale facility open is now more narrowly and appropriately focused on product and process development at AzCATI, to the greater benefit of the company.

I should also mention that we have settled our legal dispute with Ceptazyme on terms favorable to Health Enhancement, effectively nullifying their license with no liability or financial obligation on our part. We are free to create, market or license the algal cultures without any restrictions or consideration.

Let’s now turn to the synthetic side of R&D. The HEPI proprietary cultures produce bioactive compounds – specifically three small molecular entities and a larger compound. These are naturally occurring molecules and no, we will not disclose them here today. The discovery of these natural molecules is not patentable. However, we have been advised that their use as medicines or nutrition products with specific benefits can be patented, as can the particular method or methods of production which yield them, which are still being developed and refined. We can also license the natural molecule(s) to drug companies as a template for synthetic development – what’s known as a lead compound. The drug company will then proceed to develop a synthetic equivalent, in some cases hundreds of variations, and test them to find the one or two candidates that work best and present little or no adverse effects. This is no small task. We would not be involved in that process directly.

The commercial arrangement for a lead compound program typically begins with a modest upfront payment essentially constituting a no-shop: we refrain from marketing the compound(s) to any other pharmaceutical company until our prospective partner has time to review our data and conduct a validation experiment internally. If the prospective partner wishes to move forward, we can expect a significantly larger upfront payment to license the molecule(s) as a lead compound, at which point our partner enters into a drug development program to create a synthetic version or versions of the naturally occurring molecule. There are typically several milestone events from this point forward, culminating in market entry and/or regulatory approval. The milestones are typically clinical trials of increasing scope and specificity to make sure the drug candidate is safe and effective. At one or more of these milestones, additional payments to HEPI would be made, and then finally royalty payments would be expected over the life of the license.

Depending on the projected size of the market, or the economic value of the drug, those payments can range from hundreds of thousands to hundreds of millions. The stakes for both sides are often high, so the legal agreements can become a significant undertaking, and can therefore be quite expensive to execute.

Our initial foray into the synthetic or drug development realm is primarily taken up with potential animal health applications, specifically bovine mastitis and possibly bovine respiratory disease complex, also known as shipping fever. If the internal validation is acceptable to a potential development partner, it is likely that such a partner company would license the natural molecules in order to develop a synthetic, biologically active compound to be administered as an intubation product or as an injectable.

We are however, exploring the synthetic development of at least two of the fatty acid complexes present in our samples on our own, having contracted a former Abbott Laboratories research chemist with extensive experience in anti-inflammatory agents. This would not only strengthen our bargaining position with potential licensees, but may also provide us other applications not currently comprehended in our product platform strategy. At the very least, we would have enough highly concentrated samples to continue validation of the bioactives for other applications, such as canine osteoarthritis, porcine respiratory and reproductive syndrome, and healthy cholesterol balance in humans.

The human cholesterol bioactive compound may in fact be the same as the autoimmune/anti-inflammatory bioactives, if the proposed mechanism of action holds true. Or, it may be a completely different compound, or another molecule that works in tandem with our fatty acid complexes. Our results from last year’s hamster study to gauge cholesterol regulation, conducted at Battelle in Columbus, Ohio presented us with incremental progress and a little more information than we’d previously collected, which brings me to another point.

Even without the Battelle study, our previous work in healthy cholesterol balance, when compiled and reviewed in total, represents a significant body of research that, when coupled with a human safety study and our new production protocol, may allow the Company to bring a product to market in the form of a cholesterol dietary supplement ingredient.

Nevertheless, over the course of the last year, it became abundantly apparent that we could only move as fast as our research contractors or academic researchers. Working sequentially or relying on a single contractor left us at the mercy of a single line of inquiry. Any stops, complications or delays had a significant impact on our forward progress. We resolved to move on parallel paths, even with scarce funding. That’s why we moved to the animal side of the equation – it represented more than one parallel path, a different regulatory environment and another set of resources.  And, it became clear that market conditions favored the animal health applications. We’ve let the cholesterol work essentially idle in place, while we moved forward on bovine and canine models. In turn, the new capital we’ve been able to attract from the promising animal results will eventually spill back over to the human side of the equation, at least in terms of the anti-inflammatory/autoimmune applications.

Having said that, in recent weeks we have started moving forward on the synthetic side of animal health more quickly than the natural side, simply because with the isolated molecules in hand and validated, we’re in a position to approach drug development partners today, at least as it pertains to animal applications. At this juncture, we are actively pursuing business relationships in the animal health industry. We have presented test results and generally described our bioactives. A confidentiality agreement has been executed, but we are not able to disclose anything further on this front.

If you haven’t heard this well-worn axiom before, I’ll state it again now: research and development moves at the pace of funding. It is to the great credit of our significant shareholders and our primary lender that sufficient capital was provided over the course of this year, albeit with a few stops and starts, to propel product research to a point where we now have in hand something to market and license. Further, it is to the credit of those same individuals to see the opportunity in expanding HEPI beyond its original scope as a producer or purveyor of a single algae-based product. Although we have not been able to move forward at the pace originally planned, nonetheless solid progress has been made and we stand on a much firmer footing than a year ago today.

We have not been able to make up for lost time or lost opportunities because funding wasn’t in place, or because we didn’t have the resources in hand. Over the last year, we have slowly increased our level of research activity, we’ve been able to show good results, which correspondingly increased the level of investment. But, as funding arrives incrementally, so do the results from research and development initiatives.

To recount, we have our bioactives in hand, and we’ve been able to validate them in vitro. Producing the bioactives in algae is ramping up. Compliance is our last hurdle. With respect to animal use, the regulatory environment for companion animal dietary supplements is not as challenging as human, but still requires significant dollar expenditures in order to facilitate licensing agreements and marketing claims. For production animals such as dairy and beef cattle or swine, compliance is a complex, costly endeavor. As it now stands, we are not entering that market directly and instead intend to license our bioactive compounds to animal health companies already familiar with the compliance environment and who will conduct clinical safety and efficacy trials as part of their development program.  For human dietary supplement and food ingredients, we will require GRAS self-affirmation at a minimum and a New Dietary Ingredient (NDI) approval as a worst case scenario. GRAS is an acronym for Generally Regarded As Safe. Although we have validation of bioactivity, we are still lacking a gold-standard human clinical study for safety, which is a requirement for either or both GRAS and NDI applications, depending on how the FDA rules on our bioactives.

In July of last year, and again in January of this year, I informed shareholders that our capital funding efforts were proceeding more slowly than hoped, and also mentioned that we were endeavoring to assemble roughly $4 million in new capital to create the critical mass needed to drive the Company into revenue-generating mode. This would allow for ramping up research, product development and compliance so that we could put a couple of deals on the board, instead of just keeping the Company on life support. The increase in shares approved by shareholders last year was earmarked for that purpose. If you examine our filings, you’ll see we’ve been very judicious with that increase in share base.

Thanks again to long-time shareholders Chris Maggiore, Joe Marsh, Robert McLain, a select few, as well as our primary lender Mr. Laith Yaldoo, managing member of HEP Investments, we’ve been able to continue working toward our objectives, but that an additional infusion of capital is still necessary. Therefore, we’ve recently fielded a private placement memorandum to raise $4.5 million in capital by issuing shares from the treasury at 30 cents per unit, plus some modest warrant incentives with a strike price of 30 cents, as well. We’re hoping to close this in the next month or two so that we can provide a stable operating environment and properly position ourselves for growth over the next year. And, that growth is not limited to HEPI’s algal culture.

In January of 2012, we changed the business model from that of a producer of a single dietary supplement to a licensor of bioactive compounds, emulating  a business model similar to drug development or biotech companies – a single therapy or class of compounds forming the underpinnings of the entire enterprise. It would seem to make sense to look for opportunities that would allow us to spread overhead and execution risk over a broader set of related technologies. Use what we know to the benefit of the Company and apply that knowledge when an opportunity presents itself.

When we were approached by the lead investor and primary lender to purchase the assets of Wellness Indicators, Inc., a Michigan corporation engaged in the development of human metabolic testing, we realized that this could be a good fit for HEPI. The Wellness test panel measures inflammation and oxidative stress – essentially monitoring some of the same biological processes as HEPI intends to address with its algal products. There is a repository of knowledge built up at HEPI, and within Wellness Indicators, that could benefit both. It also represented an opportunity to spread our bets.

The arrangement with Essex Angel Capital, the lead investor and primary lender in possession of Wellness Indicators assets, including the patent applications, prototypes, source code and all relevant intellectual property, consists of a sale of those assets for a purchase price of $1.1 million, of which approximately $300,000 is paid in cash and the balance of roughly $800,000 in HEPI restricted shares at 31 cents per share, for a total of approximately 2,580,000 shares of common stock.

Upon closing and acquiring the Wellness assets, HEPI would immediately form a Delaware LLC and field a $4.8 million private offering for 20% of the equity in the new entity, leaving HEPI with up to an 80% equity position, board seats and management oversight. As a result, HEPI shareholders may find the value of HEPI shares increased with no meaningful dilution of the HEPI share base.

We believe that wellness testing is a viable concept. Most traditional medical diagnostics focus on uncovering the presence of disease or impairment, or measuring its severity. Wellness testing is just the opposite: Just as you can be a little sick, somewhat sick or terminally ill, you can also be merely free of disease, somewhat well, quite well or operating at peak metabolic efficiency for your age. People who function at or near their personal best have fewer sick days, fewer at-work accidents, better personal productivity and fewer health insurance claims. Let me repeat: fewer health insurance claims.

This is not a medical test. It is a preclinical cost and risk management tool to help project future healthcare issues in asymptomatic populations. Those populations can be people eligible for Medicaid assistance, government health programs, private health insurance, managed healthcare programs, or the military. It allows for intervention before illness develops by focusing on those individuals who are at highest risk, but have no obvious signs of concern beyond the usual metrics of height, weight and age.

A general rule of thumb in healthcare management is that 5% of any given population accounts for 85% of all health costs for that population. Another 10-15% is at the highest risk of becoming part of that 5% but there is no easy and inexpensive way to identify those individuals without giving everyone a physical or expensive blood test.

Research quoted from a recent Surgeon General’s report suggests $3 in savings for every dollar spent on workplace wellness programs. However, the effectiveness of these wellness programs requires targeting those individuals at greatest risk with quick and inexpensive intervention. The wellness test panel can help achieve those objectives by identifying higher-risk individuals at low cost and minimal invasiveness.

Further, this test has the potential to function as an objective pre-clinical screening tool for metabolic syndrome – the precursor to full-blown Type 2 diabetes. A large-scale norming study will provide the samples and statistical power to map out the results profiles so that computer algorithms can be written to update the existing source code. It’s estimated that as many as 68 million Americans may be at risk for this condition, but there is currently no objective means to assess its presence or risk of occurrence.

In terms of full disclosure, I should mention that very little due diligence was required to evaluate the Wellness testing opportunity. In fact, I am one of two named inventors on the Wellness Panel patent application previously assigned to Wellness Indicators, and now being transferred to Health Enhancement. I will re-assign my invention to Health Enhancement Products without any additional compensation.

Also, Phil Rice, Health Enhancement Chief Financial Officer and board chairman, was for a time the CFO of Wellness Indicators before that enterprise was moved to Illinois by its managers, where it subsequently ran aground. He is quite familiar with the cost structures, business model and market potential for this technology.

The wellness tests form a counterbalance for the Company’s algal products – novel products in a related field that operates on a different business model, yet holds the same potential for extraordinary growth. We think it’s a good fit, we believe we can be in market within a few months and the underlying technology will allow us to create an entire product line of testing products for both human and animal use.

I would like to announce today that the Company has in fact closed this transaction, acquiring the assets of Wellness Indicators, effective Monday, August 19, 2013 on terms previously described. We have formed a Delaware LLC and completed drafting of the $4.8 million private offering, which management will present to the board of directors today for review and approval. The private offering is available to accredited investors at $24 per unit, with a minimum investment of $250,000 per investor or investing entity. We’ve registered a name for this new endeavor: WellMetris, LLC – a play on the words wellness and metrics. A place-keeper website is up, a more complete site will be up in a week or so. Early yesterday, we executed two marketing rep agreements and are now accepting advance orders for the tests, readers and software. I hold in my hand a redesigned reader device with the WellMetris logo, representing a pilot production candidate. We’ve retained some of the original vendors to restart the program, beginning with an engineering review and an initial production run of these reader devices.

Further, in terms of full disclosure, HEPI has filed a patent application for a urine-based test to detect stress biomarkers related to transition cow syndrome and bovine respiratory disease complex. As the inventor, I have assigned the patent to HEPI, and will ask the board to define reasonable compensation for that assignment at some point in the near future. This design concept is a ruggedized, outdoor version of the current reader device for use by dairy and beef producers. We’ve already presented the concept to a potential partner.

Personally, I’m excited to see this transpire. I’d like you to consider this unique premise: we now have a tool that measures oxidative stress, inflammation and autoimmune biomarkers, and we offer bioactive compounds that address oxidative stress, inflammation and autoimmune response. It’s hand in glove.  And it’s applicable to both humans and animals. Think of the possibilities.

An 8-K will be filed in the next day describing the terms and the closing, which will provide more detail on the mechanics of the transaction.

We’ve also looked at other anti-oxidants, specifically a class of targeted anti-oxidants called peroxidases. Once again, this falls within our team’s field of knowledge and the intellectual property thus far accumulated within the Company relative to antioxidants, oxidative stress, reactive oxygen species and metabolic processes that involve oxidation. To date, we’ve examined some promising candidates and conducted extensive due diligence on one such candidate, EXT Life Sciences, Inc., which was described in some detail in the January 2013 report, but we’ve proceeded no further on the EXT opportunity. Others await further examination.

Your proxy materials included a ballot for the current slate of board directors, all of whom are present here today. The press releases we issued did not allow us the space or the forum to express our sincere appreciation to our newest board members for their willingness to help this Company move forward, nor to present their credentials in sufficient detail, given their accomplishments and standing in their respective industries.

On June 7, Thomas K. Cox joined the Health Enhancement board as an independent director. He is an attorney and managing director of Woodvale Partners, a business and capital advisory firm based in Chicago. Before joining Woodvale Partners, he was co-founder of Seneca Partners, a private investment and investment banking firm serving the healthcare, technology and high-value manufacturing industries. Mr. Cox also organized and managed Seneca Health Partners, a venture capital fund investing in emerging healthcare product, service and device companies based primarily in the Midwest. Prior to Seneca, he served as President and Senior Partner of White Pines, LLC, a venture capital firm, and as Vice-President Corporate Development for CareMonitor, Inc. a venture-backed software and service provider for alternate-site care providers. Mr. Cox began his healthcare industry career at Baxter Healthcare Corporation. where he held progressively senior positions in marketing, legal and management. Before joining Baxter, Mr. Cox was an attorney with Sidley Austin LLP, a global full-service law firm headquartered in Chicago.

Mr. John B. Payne joined the board on July 19th as an independent director. He is also the national chairman of the American Humane Association, the country’s first national humane organization and pioneer in the protection of children and animals. Mr. Payne is well-regarded internationally for his work in animal wellness and welfare. He is most recently past President and Chief Executive Officer of Banfield, The Pet Hospital, operating more than 800 full-service veterinary hospitals in the US. Having joined Banfield as Senior Vice President in April 2005, he helped Banfield grow through numerous initiatives, including his involvement in veterinary recruitment, industry partnerships, a new digital X-ray technology, the Hannah® Pharmaceutical line, and streamlining logistics with MWI Veterinary Supply. As a member of the Mars Global PetCare leadership team based in Brussels, Mr. Payne represented a pet industry market leader with $11 billion in revenues.

Prior to Banfield and Mars, he served as President and General Manager, North America, of Bayer Healthcare’s Animal Health Division. He was recently honored at the American Humane Association Hero Dog Awards™ for his commitment to bringing ‘human quality’ medicine and healthcare to pets. Zoetis, formerly Pfizer Animal Health, funded the John Payne Veterinary Student Research Initiative, which provided a stipend to a veterinary student researcher as part of the Humane Scholar class of 2012.

We are flattered that both Mr. Cox and Mr. Payne have agreed to serve as board directors, and look forward to working with them for many years to come.

I would also like to take this opportunity to thank Brian Young for his term as director, especially his insight into capital funding strategies with top-tier PE firms and hedge funds, and what we as a company needed to do in order to properly position ourselves for the near future. Brian is taking over as CEO of Zivo Biologic, and is actively seeking funding for that enterprise. In order to dispel any perception of a potential conflict, Mr. Young served his full term as a HEPI director and did not seek to renew his board seat when the term expired in June of this year. Again, we thank him for his year of service on the board and look forward to working with him as an affiliate and production licensee.

Last year, we also discussed keeping overhead low and putting various operational items on hold. I’d like to revisit those items.

We have purposely kept a minimalist approach on corporate ID or marketing materials of any sort until it’s absolutely necessary to do so. The HEPI website has been addressed, but in minimal fashion. There will be updates coming shortly. The Zivo Biologic website looks good. And, we are still working out of temporary offices, but have added another single office to accommodate Dr. Amy Steffek, our new R&D director and Patrick Kincaid, our new product development manager. The focus is on the science, first and foremost.   As stated previously, we’ve closed the Scottsdale facility, which has saved us a considerable amount of money and moved the cultures to the Arizona Center for Algae Technology and Innovation. Office equipment, scientific instruments, lab equipment, computer and phone systems acquired in the Wellness Indicators asset purchase are in storage in Illinois, and will remain there until we’ve completed a staffing and product launch strategy.

I had described our engagement of MenaCare, the Chicago-based medical consultancy, in the January 2013 report to shareholders in some detail. That relationship has since yielded some important contacts, meetings and events, which we hope will culminate in positive announcements in the very near future.

Our priorities for the balance of 2013 and 2014 are to create a stable platform for growth, beginning with funding. We believe we’re in a position to put two deals on the board and begin to generate revenue from the mastitis and canine supplement applications. From there, we’ll be well-positioned expand our research to create more marketable licenses. On the WellMetris side of the Company, we’re moving into launch mode. To summarize, I believe that HEPI has turned the corner. We’ve streamlined operations, put financial controls in place, audited the records, re-focused the research and continue to recruit the best talent available. We’re broadening our scope and spreading our bets. We now have something of value to offer potential customers and licensees. Please stay tuned.

At this time, we are prepared to take questions from the shareholders present in this room, and then questions holding on the conference line.

Thank you again for joining us here today.

By:

Andrew Dahl

President & CEO

Health Enhancement Products, Inc.

Contact:

Mr. John Gorman

Executive Vice President

jgorman@health-enhancement-products.com